Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 12, 2012, relating to the consolidated financial statements and financial statement schedule of Hutchinson Technology Incorporated and subsidiaries, and the effectiveness of Hutchinson Technology Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hutchinson Technology Incorporated for the year ended September 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 12, 2013